Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statement Nos. 333-48531, 333-15807, 333-112889, 333-143838 and 333-181439 on Form S-8 and registration statement No. 333-189015 on Form S-3 of our report dated March 7, 2014 on our audits of the consolidated financial statements of TG Therapeutics, Inc. and Subsidiaries as of December 31, 2013 and 2012, and for the years then ended, and the cumulative period ended December 31, 2013, included in this Annual Report on Form 10-K of TG Therapeutics, Inc. and Subsidiaries for the year ended December 31, 2013.

/s/ CohnReznick LLP

Roseland, New Jersey
March 7, 2014